Exhibit 99(a)(1)(F)

This announcement is neither an offer to purchase nor a solicitation of an offer to sell any Shares (as defined below) of Inco Limited. The Offer (as defined below) is made only by the Offer to Purchase (as defined below) and Circular (as defined below) dated August 14, 2006, and any amendments or supplements thereto, and is being made to all holders of Shares. The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. However, the Offeror (as defined below) may, in its discretion, take such action as it may deem necessary to make the Offer in any jurisdiction and extend the Offer to holders of Shares in such jurisdiction. In those jurisdictions where securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of the Offeror by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

August 14, 2006

NOTICE OF OFFER TO PURCHASE FOR CASH
All of the Outstanding Common Shares
of
 INCO LIMITED
for
 Cdn.$86.00 Per Common Share
by
 CVRD CANADA INC.
a wholly-owned indirect subsidiary of

CVRD Canada Inc. (the "Offeror"), a wholly-owned indirect subsidiary of Companhia Vale do Rio Doce ("CVRD"), is offering (the "Offer") to purchase, at a purchase price of Cdn.$86.00 in cash per share, all of the issued and outstanding common shares of Inco Limited ("Inco") together with the associated rights (the "SRP Rights") issued and outstanding under the shareholder rights plan of Inco (the "Shareholder Rights Plan") (together, the "Shares"), and including any Shares that may become issued and outstanding after the date of the Offer but prior to the Expiry Time (as defined below) upon the conversion or exercise of any securities of Inco (other than SRP Rights) that are convertible into or exercisable for Shares. The Offer, which is subject to certain terms and conditions, is set forth in the offer to purchase (the "Offer to Purchase") and related offering circular (the "Circular") dated August 14, 2006, a copy of which is being filed with the securities regulatory authorities in Canada and with the United States Securities and Exchange Commission and which will be available through the internet at www.sedar.com and www.sec.gov, respectively.

The Offer is open for acceptance until 8:00 p.m. (Toronto time) on September 28, 2006 (the "Expiry Date"), unless the Offer is extended or withdrawn (the "Expiry Time").

The Offer is subject to certain conditions, which are described in the Offer to Purchase, including that Shares representing at least 66 2/3% of the Shares (calculated on a fully-diluted basis) as at the Expiry Time will have been validly deposited or tendered under the Offer and not withdrawn. The Offer is also subject to certain other conditions described under "Conditions of the Offer" in Section 4 of the Offer to Purchase. Please read Section 4 of the Offer to Purchase, which sets forth in full the conditions to the Offer. Subject to applicable law, the Offeror reserves the right to withdraw the Offer and not take-up and pay for Shares deposited under the Offer unless each of the conditions of the Offer is satisfied or waived by the Offeror at or prior to the Expiry Time.

The Shares are listed for trading on the Toronto Stock Exchange (the "TSX") and the New York Stock Exchange (the "NYSE") under the stock symbol "N". The closing price of the Shares on the TSX and the NYSE on August 10, 2006, the last trading day prior to the announcement of the Offeror's intention to make the Offer, was Cdn.$86.25 and U.S.$76.71, respectively.

No fee or commission will be payable by any shareholder who transmits such shareholder's Shares directly to Computershare Investor Services Inc. (the "Depositary") or Computershare Trust Company, N.A. (the "U.S. Forwarding Agent") or makes use of the facilities of a Dealer Manager (as defined in the Offer to Purchase and Circular) or a member of the Soliciting Dealer Group (as defined in the Offer to Purchase and Circular) to accept the Offer. However, a broker or nominee through whom a shareholder owns Shares may charge a fee to tender Shares on behalf of the shareholder. Shareholders should consult their brokers or nominees to determine whether any charges will apply.

CVRD has obtained commitments from Credit Suisse, UBS Loan Finance LLC, ABN AMRO Bank N.V. and Banco Santander Central Hispano, S.A., New York Branch (with Credit Suisse Securities (USA), LLC, UBS Securities LLC, ABN AMRO Bank N.V. and Santander Investment Securities Inc. as joint lead arrangers) and has cash reserves and existing lines of credit to finance the Offer. See Section 7 of the Circular for a description of CVRD's and the Offeror's financing arrangements.

The purpose of the Offer is to enable the Offeror to acquire all of the Shares. If the conditions of the Offer are satisfied or waived and the Offeror takes up and pays for the Shares validly deposited under the Offer, the Offeror currently intends to acquire any Shares not deposited under the Offer pursuant to either the provisions of section 206 of the Canada Business Corporations Act (a "Compulsory Acquisition"), or by taking such action as is necessary, including causing a special meeting of shareholders to be called to consider an amalgamation, statutory arrangement, amendment to articles, consolidation, capital reorganization or other transaction involving Inco and the Offeror, or an affiliate of the Offeror, for the purpose of enabling the Offeror or one of its affiliates to acquire all Shares not acquired pursuant to the Offer (a "Subsequent Acquisition Transaction"), in each case for consideration per Share at least equal in value to the consideration paid by the Offeror per Share under the Offer. The exact timing and details of any such transaction will depend upon a number of factors, including the number of Shares acquired by the Offeror pursuant to the Offer. Although the Offeror currently intends to proceed by way of a Compulsory Acquisition or a Subsequent Acquisition Transaction generally on the terms described in the Offer to Purchase and Circular, it is possible that, as a result of delays in the Offeror's ability to effect such a transaction, information subsequently obtained by the Offeror, changes in general economic or market conditions or in the business of Inco, or other currently unforeseen circumstances, such a transaction may not be proposed, may be delayed or abandoned or may be proposed on different terms. Accordingly, the Offeror reserves the right not to proceed by way of a Compulsory Acquisition or Subsequent Acquisition Transaction, or to proceed by way of a Subsequent Acquisition Transaction on terms other than as described in the Offer to Purchase and Circular. See "Acquisition of Shares Not Deposited Under the Offer" in Section 17 of the Circular.

For the purposes of the Offer, the Offeror will be deemed to have taken up and accepted for payment Shares validly deposited under the Offer and not withdrawn if, as and when the Offeror gives written notice to the Depositary, at its principal office in Toronto, Ontario, Canada, to that effect and as required by applicable law. The Offeror reserves the right, in its sole discretion, to delay taking up or paying for any Shares or to terminate or withdraw the Offer and not take up or pay for any Shares if any condition specified under "Conditions of the Offer" in Section 4 of the Offer to Purchase is not satisfied or waived by the Offeror. The Offeror will not, however, take up and pay for any Shares deposited under the Offer unless it simultaneously takes up and pays for all Shares then validly deposited under the Offer. The Offeror will pay for Shares validly deposited under the Offer and not withdrawn by providing the Depositary with sufficient funds (by bank transfer or other means satisfactory to the Depositary). The Depositary will act as the agent of persons who have deposited Shares in acceptance of the Offer for the purposes of receiving payment from the Offeror and transmitting such payment to such persons. Receipt of payment by the Depositary will be deemed to constitute receipt of payment by persons depositing Shares. Under no circumstances will interest accrue or be paid by the Offeror or the Depositary on the purchase price of the Shares purchased by the Offeror, regardless of any delay in making such payment. Payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after the timely receipt by the Depositary or the U.S. Forwarding Agent of the certificate or certificates representing the Shares, a Letter of Transmittal (as defined in the Offer to Purchase and Circular) (or a manually signed facsimile copy thereof), properly completed and executed as required by the instructions set out in the Letter of Transmittal and any other documents specified in the instructions set out in the Letter of Transmittal. Payment will also be made for Shares tendered and accepted for payment pursuant to the Offer if shareholders accept the Offer by following the procedures for book-entry transfer established by the Canadian Depositary for Securities Limited ("CDS"), provided that a book-entry confirmation through CDSX is received by the Depositary at its office in Toronto, Ontario, Canada prior to the Expiry Time, or by following the procedures for book-entry transfer established by The Depository Trust Company ("DTC"), provided that a book-entry confirmation, together with an agent's message in respect thereof, or a properly completed and duly executed Letter of Transmittal and any other required documents, are received by the Depositary at its office in Toronto, Ontario, Canada prior to the Expiry Time.

The Offeror may, at any time and from time to time while the Offer is open for acceptance, vary the terms of the Offer or extend the Expiry Time by giving notice in writing to the Depositary at its office in Toronto, Ontario, Canada. Upon the giving of such notice to the Depositary, the Expiry Time or withdrawal rights, as applicable, will be deemed to be extended to the date specified in such notice or as required by applicable law, or in the case of a variation, the Offer will be deemed to be varied in the manner described in such notice, as the case may be. The Offeror will, as soon as practicable after giving any such notice to the Depositary, publicly announce the extension, variation or change. During any extension of the Offer, all Shares previously deposited and not withdrawn will remain subject to the Offer and to the right of shareholders to withdraw such shares and, subject to applicable laws, may be accepted for purchase by the Offeror in accordance with the terms of the Offer. Notwithstanding the foregoing but subject to applicable law, the Offer may not be extended by the Offeror if all of the terms and conditions of the Offer, except those waived by the Offeror, have been fulfilled or complied with, unless the Offeror first takes up all Shares then deposited under the Offer and not withdrawn.

The Offeror may provide a subsequent offering period following the Expiry Time (a "Subsequent Offering Period") of an additional period of ten (10) days to twenty (20) business days, beginning immediately after the Offeror accepts for payment (subject to the requirement to promptly pay for) all the Shares tendered in the Offer, during which period shareholders may tender their Shares and receive the offered consideration, provided that, among other requirements, the Offeror announces the results of the initial offering period of the Offer, including the approximate number and percentage of Shares deposited in the Offer, no later than 9:00 a.m. (Eastern Time) on the next business day after the Expiry Date. The Offeror may determine to provide a Subsequent Offering Period in the event that the Shares tendered and not withdrawn pursuant to the Offer constitute less than 90% of the outstanding Shares calculated on a fully-diluted basis as at the Expiry Time (above which percentage, the remaining publicly held Shares could be acquired in a Compulsory Acquisition. See "Acquisition of Shares Not Deposited Under the Offer" in Section 17 of the Circular). During a Subsequent Offering Period, the Offeror will promptly purchase and pay the same price paid in the Offer for all Shares tendered. In accordance with applicable securities laws, any Shares tendered during such Subsequent Offering Period must be accepted and promptly paid for. Notwithstanding the provisions of Rule 14d-7(a)(2) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), relating to the ability of a purchaser in a tender offer to terminate withdrawal rights during a Subsequent Offering Period, the Offeror will permit withdrawal of tendered Shares during a Subsequent Offering Period, if there is one. However, because U.S. Exchange Act Rule 14d-11(e) requires that the Offeror immediately accept and promptly pay for all Shares tendered during a Subsequent Offering Period, notice of any such withdrawal must be received by the Depositary before such Shares have been paid for.

If, prior to the Expiry Time, the Offeror in its sole discretion elects to increase the offered consideration, such increase will be applicable to all holders whose Shares are taken up under the Offer.

Except as otherwise provided in Section 7 of the Offer to Purchase, all deposits of Shares pursuant to the Offer are irrevocable. Unless otherwise required or permitted by applicable law, any Shares deposited in acceptance of the Offer may be withdrawn at the place of deposit by or on behalf of the depositing shareholder:

(a)
at any time when the Shares have not been taken up by the Offeror;

(b)
if the Shares have not been paid for by the Offeror within three (3) business days after having been taken up;

(c)
at any time prior to the expiration of ten (10) days from the date upon which either:

(i)
a notice of change relating to a change which has occurred in the information contained in the Offer to Purchase or the Circular, as amended from time to time, that would reasonably be expected to affect the decision of a shareholder to accept or reject the Offer (other than a change that is not within the control of the Offeror or an affiliate or associate of the Offeror), in the event that such change occurs prior to the Expiry Time or after the Expiry Time but prior to the expiry of all rights of withdrawal in respect of the Offer; or

(ii)
a notice of variation concerning a variation in the terms of the Offer (other than a variation consisting solely of an increase in the consideration offered for the Shares where the Expiry Time is not extended for more than ten (10) days or a variation consisting solely of a waiver of a condition of the Offer), is mailed, delivered or otherwise properly communicated (subject to abridgement of that period pursuant to such order or orders as may be granted by applicable courts or securities regulatory authorities) and only if such deposited Shares have not been taken up by the Offeror at the date of the notice; or

(d)
at any time after 60 days from the commencement of the Offer, provided that the deposited Shares have not been taken up by the Offeror prior to receipt by the Depositary of the notice of withdrawal with respect to such deposited Shares.

The ten (10) day period referenced in (c) above may be extended to ten (10) business days where required by applicable U.S. securities laws. See "Extension, Variation and Change in the Offer" in Section 5 of the Offer to Purchase.

Withdrawals of deposited Shares must be effected by notice of withdrawal made by or on behalf of the depositing shareholder and must be actually received by the Depositary or the U.S. Forwarding Agent at the place of deposit within the time limits indicated above. Notices of withdrawal: (a) must be made by a method, including a manually-signed facsimile transmission, that provides the Depositary or the U.S. Forwarding Agent, as applicable, with a written or printed copy; (b) must be signed by or on behalf of the person who signed the Letter of Transmittal accompanying (or the Notice of Guaranteed Delivery (as defined in the Offer to Purchase and Circular) in respect of) the Shares which are to be withdrawn; (c) must specify such person's name, the number of Shares to be withdrawn, the name of the registered holder and the certificate number shown on each certificate representing the applicable Shares to be withdrawn; and (d) must be actually received by the Depositary or the U.S. Forwarding Agent at the place of deposit of the applicable Shares (or Notice of Guaranteed Delivery in respect thereof). Any signature in a notice of withdrawal must be guaranteed by an Eligible Institution (as defined in the Offer to Purchase and Circular) in the same manner as in the Letter of Transmittal (as described in the instructions set out therein), except if the notice of withdrawal is signed by the registered holder of Shares exactly as the name of the registered holder appears on the certificate representing Shares deposited with the Letter of Transmittal or in the case of Shares deposited for the account of an Eligible Institution. The withdrawal will take effect upon actual physical receipt by the Depositary of the properly completed and signed written notice of withdrawal. Alternatively, if Shares have been deposited pursuant to the procedures for book-entry transfer, as set forth in Section 3 of the Offer to Purchase, "Manner of Acceptance — Acceptance by Book-Entry Transfer", any notice of withdrawal must specify the name and number of the account at CDS or DTC, as applicable, to be credited with the withdrawn Shares or otherwise comply with the procedures of CDS or DTC, as applicable.

All questions as to the validity (including the time of receipt) and form of notices of withdrawal will be determined by the Offeror in its sole discretion, and such determination will be final and binding. There will be no obligation on the Offeror, the Depositary or any other person to give any notice of any defects or irregularities in any withdrawal and no liability will be incurred by any of them for failure to give any such notice.

Any Shares withdrawn will be deemed to be not validly deposited for the purposes of the Offer, but may be redeposited subsequently at or prior to the Expiry Time by following the procedures described under "Manner of Acceptance" in Section 3 of the Offer to Purchase.

In general, a shareholder who, for Canadian federal income tax purposes, is resident in Canada, holds Shares as capital property and sells such Shares to the Offeror under the Offer will realize a capital gain (or capital loss) equal to the amount by which the cash received, net of any reasonable costs of disposition, exceeds (or is less than) the aggregate adjusted cost base to the shareholder of such Shares. A shareholder who, for Canadian federal income tax purposes, is a non-resident of Canada and does not use or hold Shares in connection with carrying on a business in Canada will not be subject to Canadian income tax on any gain realized on a disposition of Shares to the Offeror under the Offer unless those shares constitute "taxable Canadian property" within the meaning of the Income Tax Act (Canada) and the gain is not otherwise exempt from tax pursuant to the provisions of an applicable income tax convention between Canada and the country in which the non-resident shareholder is resident. For a more complete description of certain Canadian federal income tax consequences of the Offer, see Section 18 of the Circular

U.S. holders of Shares that hold such Shares as capital assets generally will recognize a capital gain or loss for U.S. federal income tax purposes upon a sale of such Shares pursuant to the Offer. Holders that are not U.S. holders generally will not be subject to U.S. tax on any gain realized upon a sale of Shares pursuant to the Offer unless: (a) such gain is effectively connected with the conduct by the holder of a trade or business in the United States; or (b) in the case of gain realized by an individual, the holder is present in the United States for 183 days or more in the taxable year of the sale and certain other conditions are met. For a more complete description of certain U.S. federal income tax consequences of the Offer, see Section 19 of the Circular.

The information required to be disclosed by Paragraph (d)(1) of Rule 14d-6 of the General Rules and Regulations under the Exchange Act is contained in the Offer and is incorporated herein by reference.

A request is being made to Inco for the use of Inco's shareholder list and security position listings for the purpose of disseminating the Offer to Purchase and Circular to Inco's shareholders. When that list is provided, the Offer to Purchase and Circular and other relevant materials will be mailed to record holders of Shares and furnished to brokers, dealers, banks, trust companies and similar persons whose names, or the names of whose nominees, appear on Inco's shareholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares. If the list is furnished to the Offeror and if such list includes beneficial owners pursuant to Exchange Act Rule 14d-5(c)(1), tender offer materials may be mailed directly to beneficial holders.

The information contained in this advertisement is a summary only. The Offer to Purchase, Circular and related material contain important information that should be read carefully before any decision is made with respect to the Offer.

Questions and requests for assistance and copies of the Offer to Purchase, Circular and related materials may be directed to the Depositary, the Dealer Managers and to the Information Agent at the addresses and telephone numbers set forth below and will be furnished promptly at the Offeror's expense.

CVRD's financial advisors in connection with the Offer are Banco de Investimentos Credit Suisse (Brasil) S.A., Banco UBS S.A., UBS Securities LLC, Banco ABN AMRO Real S.A. and Banco Santander Brasil S.A. and CVRD's legal advisors are Stikeman Elliott LLP in Canada and Cleary, Gottlieb, Steen & Hamilton LLP in the United States.

NOTICE TO HOLDERS OF OPTIONS, WARRANTS, CONVERTIBLE DEBENTURES AND CONVERTIBLE NOTES OF INCO

The Offer is made only for Shares and is not made for any options, warrants, convertible debentures, convertible notes or other rights (other than SRP Rights) to acquire Shares. Any holder of options, warrants, convertible debentures, convertible notes or other rights (other than SRP Rights) to acquire Shares who wishes to accept the Offer should, to the extent permitted by their terms and applicable law, exercise or convert the options, warrants, convertible debentures, convertible notes or other rights in order to obtain certificates representing Shares and deposit those Shares in accordance with the Offer.

The Depositary for the Offer is:				The Dealer Managers for the Offer are:

COMPUTERSHARE INVESTOR SERVICES INC.				In Canada

By Mail P.O. Box 7025 31 Adelaide Street East Toronto, ON M5C 2T1 Attention: Corporate Actions	By Registered Mail, Hand or by Courier 100 University Avenue 9th Floor Toronto, ON M5J 2Y1 Attention: Corporate Actions		By Facsimile Transmission Facsimile Number: (905) 771-4082 Attention: Corporate Actions	CREDIT SUISSE SECURITIES (CANADA), INC. One First Canadian Place, Suite 3000, P.O. Box 301 Toronto, ON M5X 1C9 Telephone: 416-352-4508	UBS SECURITIES CANADA INC. 161 Bay Street, Suite 4100, P.O. Box 617 Toronto, ON M5J 2S1 Telephone: 416-350-2201

Toll Free (North America): 1-866-612-8058 Overseas: 1-514-982-7555 E-Mail: corporateactions@computershare.com

Montreal		Vancouver	Calgary	In the United States

By Hand 650 de Maisonneuve Blvd. West Suite 700 Montreal, QC	By Registered Mail or by Courier 1500 University Street Suite 700 Montreal, QC H3A 3S8	By Registered Mail, Hand or by Courier 510 Burrard Street 2nd Floor Vancouver, BC V6C 3B9	By Registered Mail, Hand or by Courier Western Gas Tower Suite 600, 530 8th Avenue S.W. Calgary, AB T2P 3S8	CREDIT SUISSE SECURITIES (USA) LLC Eleven Madison Avenue New York, NY 10010-3629 Telephone: 1-800-319-5806	UBS SECURITIES LLC 299 Park Avenue New York, NY 10171 Telephone: 1-877-211-0850

The U.S. Forwarding Agent for the Offer is:				The Information Agent for the Offer is:

COMPUTERSHARE TRUST COMPANY, N.A.				KINGSDALE SHAREHOLDER SERVICES INC.

By Mail: Attention: Corporate Actions P.O. Box 43014 Providence, RI 02940-3014	By Hand or Overnight Courier: Attention: Corporate Actions 250 Royall Street Canton, MA 02021	The Exchange Tower
130 King Street West, Suite 2950
P.O. Box 361
Toronto, Ontario M5X 1E2
Toll Free (North America): 1-866-381-4105
Banks, Brokers and International Call Collect: 1-416-867-2272
Email: contactus@kingsdaleshareholder.com